Exhibit 5.1

99 GARNSEY ROAD
PITTSFORD, NY 14534
(585) 419-8800
December 13, 2011
THOMAS E. WILLETT

	DIRECT:	(585) 419-8646
	FAX:	(585) 419-8818
TWILLETT@HARRISBEACH.COM

Lucid, Inc.

2320 Brighton-Henrietta Townline Road

Rochester, New York  14623

Re:                              Lucid, Inc.

Registration Statement of Form S-1

Gentlemen:

You have requested our opinion in connection with a Registration Statement on Form S-1 (Registration No. 333-173555), as amended (the “Registration Statement”) filed by Lucid, Inc., a New York corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the Company’s issuance and sale of 1,635,000 Units (the “Units”), with each Unit consisting of one share of Common Stock, par value $0.01 per share (the “Common Stock”), and one warrant to purchase one share of the Common Stock (the “Warrants”) and up to 245,250 additional Units to cover over-allotments (collectively, the “Company Securities”).  The sale of the Company Securities is to be pursuant to an underwriting agreement to be entered into with Roth Capital Partners, LLC as representative of the underwriter (the “Underwriting Agreement”). Capitalized terms, unless otherwise defined herein, shall have the meanings set forth in the Registration Statement.

We are acting as counsel for the Company in connection with the sale by the Company of the Company Securities.  In such capacity, we have examined the Registration Statement, the Certificate of Incorporation and Bylaws of the Company as amended to date, certificates of public officials and officers of the Company and such other documents and records as we have deemed necessary or appropriate for purposes of our opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

Based on the foregoing, and subject to the qualifications and assumptions referred to herein, we are of the opinion that the Units, the Common Stock and the Warrants, when issued by the Company pursuant to the Registration Statement and sold in accordance with the Underwriting Agreement, will be legally issued, fully paid and non-assessable; and the Warrants will have been legally issued and will constitute binding obligations of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer and other similar laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

Harris Beach PLLC

By:	/s/ Thomas E. Willett
Thomas E. Willett,
Member of the Firm